EXHIBIT 2

PLAN OF REORGANIZATION
AND STOCK ISSUANCE

SUNSHINE SAVINGS BANK

Tallahassee, Florida

as adopted on:
January 29, 2008

PLAN OF REORGANIZATION
AND STOCK ISSUANCE

SUNSHINE SAVINGS BANK

Tallahassee, Florida

TABLE OF CONTENTS

 Page

I.	Introduction		3
II.	Definitions		4
III.	Plan of Reorganization		9
	A.	Certain Effects of Reorganization	9
	B.	Conditions to Implementation of Reorganization	13
	C.	Special Meeting of Members	13
	D.	Rights of Members of the MHC	14
	E.	Conversion of MHC to Stock Form	14
IV.	Stock Issuance		14
	A.	Timing of the Reorganization and Sale of Capital Stock	14
	B.	Number of Shares to Be Offered	15
	C.	Independent Valuation and Purchase Price of Shares	15
	D.	Stock Issuance Procedure	16
	E.	Subscription Rights	17
	F.	Public Offering and Direct Community Offering	19
	G.	Additional Limitations Upon Purchases of Shares of Stock Holding Company Common Stock	20
	H.	Restrictions and Other Characteristics of Stock Holding Company Common Stock Being Sold	21
	I.	Exercise of Subscription Rights; Order Forms	22
	J.	Method of Payment	23
	K.	Undelivered Defective or Late Order Form; Insufficient Payment	24
	L.	Payment of Dividends and Repurchase of Stock	25
V.	Other Matters		25
	A.	Securities Registration and Market Making	25
	B.	Stock Purchases by Directors and Officers After the Offering	25
	C.	Stock Benefit Plans	25
	D.	Employment and Other Severance Agreements	26
	E.	Expenses of Reorganization	26
	F.	Interpretation	26
	G.	Amendment or Termination of the Plan	26
	H.	Attachments	27

I.           Introduction

On January 29, 2008, the Board of Directors of Sunshine Savings Bank, Tallahassee, Florida (the ABank@) unanimously adopted this Plan of Reorganization and Stock Issuance (the “Plan”) pursuant to which the Bank proposes to reorganize from a federally chartered mutual savings bank into a federally chartered mutual holding company structure (the AReorganization@) under the laws of the United States of America and the rules and regulations of the Office of Thrift Supervision (AOTS@).  The Mutual Holding Company (AMHC@) will be owned by, and exclusive voting rights will be vested in, the members of the Bank.  As part of the Reorganization, the Bank will convert to a federal stock savings bank (the AStock Bank@) and will establish a federal stock holding company (the AStock Holding Company@) that will be a majority-owned subsidiary of the MHC at all times so long as the MHC structure is maintained.  As part of the Reorganization and concurrently with it, the Stock Holding Company intends to undertake a stock issuance through the offering of up to 49% of its to be outstanding common stock (the “Common Stock”) in the stock offering (the "Stock Offering").  The remaining common stock to be outstanding will be issued to the MHC.  The corporate name of the Stock Bank, Stock Holding Company and MHC will be determined by the Board of Directors of the Bank and the principal office of each will be located in Tallahassee, Florida.

The Stock Offering provides that non-transferable subscription rights to purchase Stock Holding Company Common Stock will be offered first to Eligible Account Holders of record as of the Eligibility Record Date, then to the Bank's Tax-Qualified Employee Plans, then to Supplemental Eligible Account Holders of record as of the Supplemental Eligibility Record Date, and then to Other Members.  Concurrently with, at any time during, or promptly after the Subscription Offering, and on a lowest priority basis, an opportunity to subscribe may also be offered to the general public in a Direct Community Offering or a Public Offering.  The price of the Stock Holding Company Common Stock will be based upon an independent appraisal of the Bank.

The primary purpose of the Reorganization is to establish a holding company and federal stock savings bank charter, which will enable the Bank to expand and compete more effectively in the financial services industry.  The primary purpose of the Stock Offering is to provide for the sale of shares of Common Stock by the Stock Holding Company in order to raise capital for the expansion of the Bank’s business operations, including the acquisition of other financial institutions.  Less than a majority of the Common Stock will be offered for sale in the Stock Offering.

The Reorganization will structure the Bank in the stock form used by commercial banks, most major business corporations and a majority of savings institutions.  In addition, the use of the holding company structure will provide greater organizational and operating flexibility to the Bank.  Moreover, the formation of a mutual holding company will allow the MHC and/or the Stock Holding Company to borrow funds, on a secured or unsecured basis, and to issue debt to the public or in a private placement.  The proceeds of such borrowings or debt offering could be contributed to the Stock Bank to increase its capital or could be used by the MHC and/or the Stock Holding Company for other purposes.  There are currently no plans to issue debt or borrow funds by the MHC or the Stock Holding Company.  No change will be made in the Board of Directors or management as a result of the Reorganization.

The Bank also is expected to benefit from its management and other personnel having a stock ownership in its business, since stock ownership is viewed as an effective performance incentive and a means of attracting, retaining and compensating management and other personnel. No change will be made in the Board of Directors or management as a result of the Reorganization.

The Reorganization is subject to the approval of the OTS and the affirmative vote of a majority of the total votes eligible to be cast by Voting Members of the Bank.

II.           Definitions

As used in this Plan, the terms set forth below have the following meanings:

Account(s):  Withdrawable deposit(s) in the Bank, including certificates of deposit.

Acting in Concert:  The term "acting in concert" shall have the same meaning given it in Section 574.2(c) of the Regulations.  The determination under the Plan of whether a group is acting in concert shall be made solely by the Board of Directors of the Bank or officers delegated by such Board of Directors and may be based on any evidence upon which such board or delegatee chooses to rely.

Affiliate:  An "affiliate" of, or a Person "affiliated" with, a specified Person, is a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by or is under common control with, the Person specified.

Associate:  The term "associate," when used to indicate a relationship with any Person, means: (i) any corporation or organization (other than the Bank, the Stock Holding Company, the MHC or a majority-owned subsidiary of any of them) of which such Person is a director, officer or partner or is, directly or indirectly, the beneficial owner of ten percent or more of any class of equity securities; (ii) any trust or other estate in which such Person has a substantial beneficial interest or as to which such Person serves as trustee or in a similar fiduciary capacity; (iii) any relative or spouse of such Person, or any relative of such spouse, who has the same home as such Person or who is a Director or Officer of the Bank, the MHC, the Stock Holding Company or any subsidiary of the MHC or the Stock Holding Company or any affiliate thereof; and (iv) any person acting in concert with any of the persons or entities specified in clauses (i) through (iii) above; provided, however, that any Tax-Qualified or Non-Tax-Qualified Employee Plan shall not be deemed to be an associate of any Director or Officer of the Bank, the MHC or the Stock Holding Company, to the extent provided herein.  When used to refer to a Person other than an Officer or Director of the Bank, the Bank in its sole discretion may determine the Persons that are Associates of other Persons.

Bank: Sunshine Savings Bank in its current mutual form of organization.

       Capital Stock:  Any and all authorized stock of the Stock Holding Company or the Stock Bank, as applicable.

Common Stock:  Common stock, par value $.01 per share, issued by the Stock Holding Company or the Stock Bank, as applicable, simultaneously with the Reorganization, pursuant to its stock charter.

Conversion Transaction:  Any transaction following the Reorganization in which the MHC converts to stock form in accordance with applicable law and the Regulations.

Deposit Account:  Any withdrawable or repurchasable Account or deposit in the Bank or, after the Reorganization, the Stock Bank, including savings accounts, demand accounts and certificates of deposit.

Depositor:  Any Person holding a Deposit Account in the Bank or, after the Reorganization, the Stock Bank.

Direct Community Offering:  The offering to the general public of any unsubscribed shares which may be effected as provided in Section IV hereof.

Director:  A member of the Board of Directors of the Bank and, where applicable, a member of the Board of Directors of the MHC, the Stock Holding Company and the Stock Bank.

Effective Date:  The effective date of the Reorganization and Stock Offering, which shall be the date of consummation of the Reorganization and Stock Offering in accordance with this Plan and all applicable approvals.

Eligible Account Holder:  Any Person holding a Qualifying Deposit in the Bank on the Eligibility Record Date.

Eligibility Record Date:  The close of business on December 31, 2006.

ESOP:  The Bank=s employee stock ownership plan.

Exchange Act:  The Securities Exchange Act of 1934, as amended.

FDIC: Federal Deposit Insurance Corporation.

HOLA: The Home Owner=s Loan Act, as amended.

Independent Appraiser:  The appraiser retained by the Bank to prepare the appraisal of the pro forma market value of the Bank and the Stock Holding Company.

Market Maker:  A dealer (i.e., any Person who engages directly or indirectly as agent, broker or principal in the business of offering, buying, selling, or otherwise dealing or trading in securities issued by another Person) who, with respect to a particular security: (i) regularly publishes bona fide, competitive bid and offer quotations in a recognized inter-dealer quotation system; or (ii) furnishes bona fide competitive bid and offer quotations on request; and (iii) is ready, willing, and able to effect transactions in reasonable quantities at his quoted prices with other brokers or dealers.

Marketing Agent:  The broker-dealer responsible for organizing and managing the Stock Offering and sale of the Common Stock.

Members:  Any Person that is entitled under the charter of the Bank to vote on matters affecting the Bank, including the Plan and the Reorganization.

MHC:  Sunshine Savings MHC, the mutual holding company established by the Bank incident to the Reorganization.

Minority Ownership Interest:  The shares of the Stock Holding Company=s Common Stock owned by persons other than the MHC, expressed as a percentage of the total shares of Stock Holding Company Common Stock outstanding.

Minority Stock Offering:  One or more offerings of less than 50% in the aggregate of the outstanding Common Stock of the Stock Holding Company to Persons other than the MHC.

Minority Stockholder:  Any owner of the Stock Holding Company=s Common Stock, other than the MHC.

Mutual Holding Company Applications:  The applications and notices  to be filed with the OTS by the Bank,  Stock Holding Company and MHC requesting approval of the reorganization of the Bank into the mutual holding company form of organization and the MHC=s and Stock Holding Company=s acquisition of control of the Stock Bank.

Non-Tax-Qualified Employee Plan:  Any defined benefit plan or defined contribution plan of the Bank or the Stock Holding Company, such as an employee stock ownership plan, stock bonus plan, profit-sharing plan or other plan, which with its related trust does not meet the requirements to be "qualified" under Section 401 of the Internal Revenue Code.

Non-Voting Stock:  Any Capital Stock other than Voting Stock.

Notice of Reorganization:  The Notice of MHC Reorganization to be submitted by the Bank to the OTS to notify it of the Reorganization.

Notice of Stock Issuance:  The Notice of Stock Issuance to be submitted by the Bank to the OTS to notify it of the Stock Offering.

Officer:  An executive officer of the Bank which includes the Chief Executive Officer, President, Executive Vice Presidents and Senior Vice Presidents in charge of principal business functions, and any other person participating in major policy making functions of the Bank.

       Order Form:  Form to be used in the Subscription Offering to exercise subscription rights.

Other Members:  Members of the Bank, other than Eligible Account Holders, Tax-Qualified Employee Plans or Supplemental Eligible Account Holders, as of the Voting Record Date.

OTS:  Office of Thrift Supervision, Department of the Treasury, and its successors.

Parent:  A company that controls another company, either directly or indirectly through one or more subsidiaries.

Person:  Any individual, a corporation, a partnership, an association, a joint-stock company, a trust (including Individual Retirement Accounts and KEOGH Accounts), any unincorporated organization, a government or political subdivision thereof or any other entity.

Plan:  This Plan of Reorganization and Stock Issuance of the Bank as it exists on the date hereof and as it may hereafter be amended in accordance with its terms.

Public Offering:  The offering for sale through the Underwriters to selected members of the general public of any shares of Stock Holding Company Common Stock not subscribed for in the Subscription Offering or the Direct Community Offering, if any.

Public Offering Price:  The price per share at which any unsubscribed shares of Stock Holding Company Common Stock are initially offered for sale in the Public Offering.

Qualifying Deposit:  The aggregate balance of $50 or more of each Deposit Account of an Eligible Account Holder or of a Supplemental Eligible Account Holder.

Registration Statement:  Form SB-2 Registration Statement to be filed with the SEC for registration of the shares offered in the Stock Issuance.

Regulations: The rules and regulations of the OTS.

Reorganization:  Collectively, all steps necessary for the Bank to reorganize into the mutual holding company form of organization in accordance with the Plan, the HOLA and Part 575 of the Regulations.

Residence:  The terms "residence," "reside," "resided" or "residing" as used herein with respect to any person shall mean any person who occupied a dwelling in the communities in which the Bank does business, has an intent to remain with such communities for a period of time, and manifests the genuineness of that intent by establishing an ongoing physical presence within such communities together with an indication that such presence within such communities is something other than merely transitory in nature.  To the extent the Person is a corporation or other business entity, the principal place of business or headquarters shall be in these communities.  To the extent a person is a personal benefit plan, the circumstances of the beneficiary shall apply with respect to this definition.  In the case of all other benefit plans, the circumstances of the trustee shall be examined for purposes of this definition.  The Bank may utilize deposit or loan records or such other evidence provided to it to make a determination as to whether a person is a resident.  In all cases, however, such a determination shall be in the sole discretion of the Bank.

SEC:  U.S. Securities and Exchange Commission.

Special Meeting of Members:  The special meeting and any adjournments thereof held to consider and vote upon this Plan, including the Reorganization and the Stock Offering.

Stock Bank:  The newly organized federally chartered stock savings bank subsidiary of the Stock Holding Company resulting from the Reorganization.

Stock Holding Company:  Sunshine Financial, Inc., the federal stock corporation, initially wholly-owned by the MHC, which is being formed for the purpose of initially owning 100% of the Common Stock of the Stock Bank.

Stock Offering:  The offering of Common Stock of the Stock Holding Company to Persons other than the MHC, in a Subscription Offering and, to the extent shares remain available, in a Direct Community Offering or otherwise.

Subscription Offering:  The offering of Common Stock of the Stock Holding Company for subscription and purchase pursuant to this Plan.

Subsidiary:  Any company, a majority of whose voting stock is indirectly or directly owned, controlled or held with power to vote by another company.

Supplemental Eligible Account Holder:  Any Person holding a Qualifying Deposit on the Supplemental Eligibility Record Date, who is not an Officer or Director of the Bank, or an Associate of an Officer or Director of the Bank.

Supplemental Eligible Record Date:  The last day of the calendar quarter before approval of the Plan by the OTS.

Tax-Qualified Employee Plans:  Any defined benefit plan or defined contribution plan of the Bank or the Stock Holding Company, such as an employee stock ownership plan, stock bonus plan, profit-sharing plan or other plan, which with its related trust meets the requirements to be Aqualified@ under Section 401 of the Internal Revenue Code, as amended.

Underwriters:  The investment banking firm or firms agreeing to offer and sell Stock Holding Company Common Stock in the Public Offering.

Voting Members:  Those Persons eligible to vote at meetings of Members of the Bank pursuant to the Bank's charter and bylaws.

Voting Record Date:  The date established by the Board of Directors of the Bank in accordance with the Regulations for determining eligibility to vote at the Special Meeting of Members.

Voting Stock:  Common or preferred stock, or similar interests if the shares by statute, charter or in any manner, entitle the holder to: (i) vote for or to select directors of the Stock Bank or the Stock Holding Company; and (ii) vote on or direct the conduct of the operations or other significant policies of the Stock Bank or the Stock Holding Company.  Notwithstanding anything in paragraph (1) above, preferred stock is not "Voting Stock" if: (i) voting rights associated with the preferred stock are limited solely to the type customarily provided by statute with regard to matters that would significantly and adversely affect the rights or preferences of the preferred stock, such as the issuance of additional amounts or classes of senior securities, the modification of the terms of the preferred stock, the dissolution of the Stock Bank, or the payment of dividends by the Stock Bank when preferred dividends are in arrears; (ii) the preferred stock represents an essentially passive investment or financing device and does not otherwise provide the holder with control over the issuer; and (iii) the preferred stock does not at the time entitle the holder, by statute, charter, or otherwise, to select or to vote for the selection of directors of the Stock Bank or the Stock Holding Company.  Notwithstanding anything in paragraphs (1) and (2) above, "Voting Stock" shall be deemed to include preferred stock and other securities that, upon transfer or otherwise, are convertible into Voting Stock or exercisable to acquire Voting Stock where the holder of the stock, convertible security or right to acquire Voting Stock has the preponderant economic risk in the underlying Voting Stock.  Securities immediately convertible into Voting Stock at the option of the holder without payment of additional consideration shall be deemed to constitute the Voting Stock into which they are convertible; other convertible securities and rights to acquire Voting Stock shall not be deemed to vest the holder with the preponderant economic risk in the underlying Voting Stock if the holder has paid less than 50% of the consideration required to directly acquire the Voting Stock and has no other economic interest in the underlying Voting Stock.

III.           Plan of Reorganization

Pursuant to Section 10(o) of the HOLA and 12 C.F.R. Part 575 of the Regulations, the Reorganization will be accomplished in accordance with the procedures set forth in this Plan, the Regulations  and as otherwise may be required by the OTS.

A.	Certain Effects of Reorganization

1.	Organization of the MHC, the Stock Holding Company and the Stock Bank

A principal part of the Reorganization will be the formation of the Stock Bank.  As a result of the Reorganization, the Stock Holding Company will own 100% of the Stock Bank's Voting Stock.  At the completion of the Reorganization, the MHC will own a majority interest in the Stock Holding Company=s Voting Stock. Thereafter, the MHC will own a majority interest in the Stock Holding Company and the Stock Bank at all times, for as long as the MHC remains in the mutual form of organization.

The Reorganization will be effected as follows, or in any manner approved by the Board of Directors of the Bank and the OTS that is consistent with the purposes of this Plan and applicable laws and regulations:

i)	the Bank will organize an interim stock savings bank as a wholly owned subsidiary ("Sunshine Interim One");

ii)	Sunshine Interim One will organize an interim stock savings bank as a wholly owned subsidiary ("Sunshine Interim Two");

iii)	Sunshine Interim One will organize the Stock Holding Company as a wholly owned subsidiary;

iv)
the Bank, will exchange its mutual charter for a federal stock savings bank charter to become the Stock Bank and Sunshine Interim One will exchange its charter for a federal mutual holding company charter to become the MHC;

v)	simultaneously with step (iv), Sunshine Interim Two will merge with and into Stock Bank with the Stock Bank as the resulting institution;

vi)
all of the initially issued stock of the Stock Bank will be exchanged for membership/mutual interests in the MHC, and the shares of Sunshine Interim Two common stock owned by MHC will be converted into and become shares of common stock of Stock Bank; and

vii)	the MHC will contribute the capital stock of the Stock Bank to the Stock Holding Company, and the Stock Bank will become a wholly-owned subsidiary of the Stock Holding Company.

Contemporaneously with the Reorganization, the Stock Holding Company will offer for sale in the Stock Offering shares of Common Stock based on the pro forma market value of the Stock Holding Company and the Bank.

Upon consummation of the Reorganization, the legal existence of the Bank will not terminate, but the converted Stock Bank will be a continuation of the Bank, and all property of the Bank, including its right, title and interest in and to all property of whatsoever kind and nature, interest and asset of every conceivable value or benefit then existing or pertaining to the Bank, or which would inure to the Bank immediately by operation of law and without the necessity of any conveyance or transfer and without any further act or deed, will vest in the Stock Bank.  The Stock Bank will have, hold and enjoy the same in its right and fully to the same extent as the same was possessed, held and enjoyed by the Bank.  The Stock Bank will continue to have, succeed to, and be responsible for all rights, liabilities and obligations of the Bank and will maintain its headquarters operations at the Bank's present location.

      In connection with the Reorganization, the Bank will apply to the OTS to have the Stock Holding Company retain up to 50% of the net proceeds of the Stock Offering, or such other amount as may be determined by the board of the Bank.  The Stock Bank may distribute additional capital to the Stock Holding Company following the Reorganization, subject to the Regulations governing capital distributions.  The Stock Holding Company will have the power to issue shares of Capital Stock to Persons other than the MHC.  However, so long as the MHC is in existence, the MHC will be required to own at least a majority of the Voting Stock of the Stock Holding Company.  The Stock Holding Company may issue any amount of non-Voting Stock to Persons other than the MHC.  The Stock Holding Company will be authorized to undertake one or more Minority Stock Offerings of less than 50% in the aggregate of the total outstanding Common Stock of the Stock Holding Company, and the Stock Holding Company intends to offer for sale up to 49% of its Common Stock in the Stock Offering.  The Bank believes that capitalization of the MHC and the Stock Holding Company will provide the MHC and the Stock Holding Company with economic strength separate and apart from the Stock Bank and could facilitate future activities by the MHC and the Stock Holding Company.

2.	Effect on Deposit Accounts, Loans and Borrowings

Each Deposit Account in the Bank on the Effective Date will remain a Deposit Account in the Stock Bank in the same amount and upon the same terms and conditions, and will continue to be federally insured up to the legal maximum by the FDIC in the same manner as the Deposit Account existed in the Bank immediately prior to the Reorganization.  Upon consummation of the Reorganization, all loans and other borrowings from the Bank shall retain the same status with the Stock Bank after the Reorganization as they had with the Bank immediately prior to the Reorganization.

3.	The Stock Bank

Upon completion of the Reorganization the Stock Bank will be authorized to exercise any and all powers, rights and privileges of, and will be subject to all limitations applicable to, capital stock savings banks under federal law.  The proposed charter and bylaws of the Stock Bank, which are attached hereto as Exhibits A -1 and A-2, respectively, are made a part of this Plan.  The Reorganization will not result in any reduction of the amount of retained earnings (other than the assets of the Bank retained by or distributed to the Stock Holding Company or the MHC), undivided profits, and general loss reserves that the Bank had prior to the Reorganization.  Such retained earnings and general loss reserves will be accounted for by the MHC, the Stock Holding Company and the Stock Bank on a consolidated basis in accordance with generally accepted accounting principles.

The initial members of the Board of Directors of the Stock Bank will be the members of the existing Board of Directors of the Bank.  The Stock Bank will be wholly owned by the Stock Holding Company.  The Stock Holding Company will be wholly owned by its stockholders, who will consist of the MHC and the Persons who purchase Common Stock in the Stock Offering and any subsequent Minority Stock Offering.  Upon the Effective Date of the Reorganization, the voting and membership rights of Members will be transferred to the MHC, subject to the conditions specified below.

4.	The Stock Holding Company

The Stock Holding Company will be authorized to exercise any and all powers, rights and privileges, and will be subject to all limitations applicable to savings and loan holding companies and mutual holding companies under federal law and regulations. The initial members of the Board of Directors of the Stock Holding Company will be the members of the existing Board of Directors of the Bank.  Thereafter, the voting stockholders of the Stock Holding Company will elect approximately one-third of the Stock Holding Company's directors annually.  The proposed charter and bylaws of the Stock Holding Company, which are attached as Exhibits B -1 and B-2, respectively, are made part of this Plan.

The Stock Holding Company will have the power to issue shares of Capital Stock to Persons other than the MHC.  However, so long as the MHC is in existence, the MHC will be required to own at least a majority of the Voting Stock of the Stock Holding Company.  The Stock Holding Company may issue any amount of non-Voting Stock to Persons other than the MHC.  The Stock Holding Company will be authorized to undertake one or more Minority Stock Offerings of less than 50% in the aggregate of the total outstanding Common Stock of the Stock Holding Company, and the Stock Holding Company intends to offer for sale up to 49% of its Common Stock in the Stock Offering.

5.	The MHC

As a mutual corporation, the MHC will have no stockholders.  The members of the MHC will have exclusive voting authority as to all matters requiring a vote of members under the charter of the MHC.  Persons who have membership rights with respect to the Bank under its existing charter immediately prior to the Reorganization shall continue to have such rights solely with respect to the MHC after the Reorganization, so long as such Persons remain depositors of the Stock Bank after the Reorganization.  In addition, all Persons who become Depositors of the Stock Bank following the Reorganization will have membership rights with respect to the MHC.  The rights and powers of the members of the MHC will be defined by the MHC's charter and bylaws, applicable law and the Regulations.  The MHC's charter and bylaws, which are attached as Exhibits C-1 and C-2, respectively, are made a part hereof.  In particular, the MHC shall be subject to the limitations and restrictions imposed on savings and loan holding companies by Section 10(o)(5) of the HOLA.

The initial members of the Board of Directors of the MHC will be the members of the existing Board of Directors of the Bank.  Thereafter, approximately one-third of the directors of the MHC will be elected annually by the members of the MHC who will consist of certain of the former Members of the Bank and all Persons who become Depositors of the Stock Bank after the Reorganization.

B.	Conditions to Implementation of Reorganization

Consummation of the Reorganization is expressly conditioned upon the following:

1.	Approval of the Plan by a majority of the Board of Directors of the Bank;

2.	The approval of the Mutual Holding Company Applications by the OTS;

3.
All necessary OTS approvals have been obtained respecting the adoption of the charter and bylaws of the MHC, the Stock Holding Company and the Stock Bank, the conversion of the Bank to a federal stock charter, and any transfer of assets and liabilities of the Bank to the Stock Bank, all pursuant to the Plan;

4.	Approval of the Plan by a majority of the total votes of Voting Members of the Bank eligible to be cast at the Special Meeting of Members;

5.	Satisfaction of all conditions specified or otherwise imposed by the OTS in connection with its approval of the Mutual Holding Company Applications and all transactions related thereto;

6.
Receipt by the Bank of an opinion of the Bank's tax advisor or counsel with respect to federal taxation to the effect that consummation of the Reorganization will not be a taxable event to the MHC, the Stock Holding Company, the Stock Bank, the Bank or the Bank's Depositors; and

7.
Receipt by the Bank of an opinion of the Bank's tax advisor or counsel with respect to Florida taxation to the effect that consummation of the Reorganization will not be a taxable event to the MHC, the Stock Holding Company, the Stock Bank, the Bank or the Bank's Depositors.

C.	Special Meeting of Members

Subsequent to the approval of the Plan by the OTS, the Special Meeting of Members shall be scheduled in accordance with the Bank's bylaws.  Promptly after receipt of approval and at least 20 days but not more than 45 days prior to the Special Meeting of Members, the Bank shall distribute proxy solicitation materials to all Voting Members as of the Voting Record Date.  The proxy solicitation materials shall include a proxy statement, other documents authorized for use by the regulatory authorities, and may also include a copy of the Plan.  The proxy materials shall contain the information that is relevant to the action to be taken by the Voting Members.

Pursuant to the Regulations, an affirmative vote of not less than a majority of the total outstanding votes of the Voting Members eligible to be cast at the Special Meeting of Members is required for approval of the Plan.  Voting may be in person or by proxy in accordance with the charter and bylaws of the Bank.  The OTS shall be notified promptly of the actions of the Voting Members.

D.	Rights of Members of the MHC

Following the Reorganization, all Person who had membership rights with respect to the Bank as of the date of the Reorganization will continue to have such rights solely with respect to the MHC.  All existing proxies granted by Members of the Bank to the Board of Directors of the Bank shall automatically become proxies granted to the Board of Directors of the MHC.  In addition, all Persons who become Depositors of the Stock Bank subsequent to the Reorganization also will have membership rights with respect to the MHC.  In accordance with the regulations, all proxies granted by Members of the Bank to the Board of Directors of the Bank after the Reorganization shall automatically be proxies granted to the Board of Directors of the MHC.  In each case, no Person who ceases to be the holder of a Deposit Account in the Stock Bank after the Reorganization shall have any membership or rights with respect to the MHC.

E.           Conversion of MHC to Stock Form

Following the completion of the Reorganization, the MHC may elect to engage in a Conversion Transaction.  There can be no assurance when, if ever, a Conversion Transaction will occur.

In a Conversion Transaction, the MHC would merge with and into the Stock Bank or the Stock Holding Company, with the Stock Bank or the Stock Holding Company as the resulting entity, and the Depositors of the Stock Bank would receive the right to subscribe for a number of shares of common stock of the Stock Holding Company, as determined at such time.  The shares of common stock of the Stock Holding Company issued in the Conversion Transaction would be sold at their aggregate pro forma market value as determined by an independent appraisal.

If a Conversion Transaction does not occur, the MHC will always own at least a majority of the Voting Stock of the Stock Holding Company.  Management of the Bank has no current intention to conduct a Conversion Transaction.

A Conversion Transaction would require the approval of the OTS and would be presented to a vote of the members of the MHC.  Federal regulatory policy requires that, in any Conversion Transaction, the members of the MHC will be accorded the same stock purchase priorities as if the MHC were a mutual savings association converting to stock form.

IV.           Stock Issuance

A.           Timing of the Reorganization and Sale of Stock

The Bank intends to consummate the Reorganization as soon as feasible following the receipt of all approvals referred to in the Plan.  The Bank will file the Notice of Stock Issuance for OTS approval of the Stock Offering concurrently with the filing of the Notice of Reorganization.  At the same time, the Stock Holding Company will file the Registration

Statement, which must be declared effective by the SEC.  Subject to the receipt of OTS approval of the Notice and SEC effectiveness of the Registration Statement, the Stock Holding Company intends to commence the Stock Offering concurrently with the proxy solicitation of Members.  The Stock Holding Company may close the Stock Offering before the Special Meeting of Members, provided that the offer and sale of the Common Stock shall be conditioned upon approval of the Plan by the Members at the Special Meeting of Members.  The Bank's proxy solicitation materials may permit certain Members to return to the Bank by a reasonable date certain a postage paid card or other written communication requesting receipt of the prospectus describing the Stock Offering if the prospectus is not mailed concurrently with the proxy solicitation materials.  The Stock Offering shall be conducted in compliance with the securities offering regulations of the SEC.  The Bank will not finance or loan funds to any person to purchase Common Stock.

B.	Number of Shares to Be Offered

The total number of shares (or range thereof) of Common Stock to be issued and offered for sale pursuant to the Plan shall be determined initially by the Board of Directors of the Bank and the Stock Holding Company in conjunction with the determination of the Independent Appraiser.  The number of shares to be offered may be adjusted prior to completion of the Stock Offering. The total number of shares of Common Stock that may be issued to persons other than the MHC at the close of the Stock Offering must be less than 50% of the issued and outstanding shares of Common Stock of the Stock Holding Company.

C.	Independent Valuation and Purchase Price of Shares

All shares of Common Stock sold in the Stock Offering shall be sold at a uniform price per share. The purchase price and number of shares to be outstanding shall be determined by the Board of Directors of the Stock Holding Company on the basis of the estimated pro forma market value of the Stock Holding Company and the Bank.  The aggregate purchase price for the Common Stock will not be inconsistent with such market value of the Stock Holding Company and the Bank. The pro forma market value of the Stock Holding Company and the Bank will be determined for such purposes by the Independent Appraiser.

Prior to the commencement of the Stock Offering, an estimated valuation range will be established, which range may vary within 15% above to 15% below the midpoint of such range, and up to 15% greater than the maximum of such range, as determined by the Board of Directors at the time of the Stock Offering and consistent with the Regulations.  The Stock Holding Company intends to issue up to 49.9% of its common stock in the Stock Offering.  The number of shares of Common Stock to be issued and the ownership interest of the MHC may be increased or decreased by the Stock Holding Company, taking into consideration any change in the independent valuation and other factors, at the discretion of the Board of Directors of the Bank and the Stock Holding Company.

Based upon the independent valuation as updated prior to the commencement of the Stock Offering, the Board of Directors may establish the minimum and maximum ownership percentage applicable to the Stock Offering, may fix the ownership percentage of the Minority Stockholders, or may establish the minimum and maximum aggregate dollar amount of shares to be sold.  In the event the ownership percentage of the Minority Stockholders is not fixed in the Stock Offering, the minority ownership percentage (the "Minority Ownership Percentage") will be determined as follows:  (a) the product of (x) the total number of shares of Common Stock issued by the Stock Holding Company and (y) the purchase price per share divided by (b) the estimated aggregate pro forma market value of the Bank and the Stock Holding Company immediately after the Stock Offering as determined by the Independent Appraiser, expressed in terms of a specific aggregate dollar amount rather than as a range, upon the closing of the Stock Offering or sale of all the Common Stock.

Notwithstanding the foregoing, no sale of Common Stock may be consummated unless, prior to such consummation, the Independent Appraiser confirms to the Stock Holding Company, the Bank  and to the OTS that, to the best knowledge of the Independent Appraiser, nothing of a material nature has occurred which, taking into account all relevant factors, would cause the Independent Appraiser to conclude that the aggregate value of the Common Stock to be issued is incompatible with its estimate of the aggregate consolidated pro forma market value of the Stock Holding Company and the Bank.  If such confirmation is not received, the Stock Holding Company may cancel the Stock Offering, extend the Stock Offering and establish a new estimated valuation range and/or estimated price range, extend, reopen or hold a new Stock Offering or take such other action as the OTS may permit.

The estimated market value of the Stock Holding Company and the Bank shall be determined for such purpose by an Independent Appraiser on the basis of such appropriate factors as are not inconsistent with the Regulations.  The Common Stock to be issued in the Stock Offering shall be fully paid and nonassessable.

If there is a Direct Community Offering or Public Offering of shares of Common Stock not subscribed for in the Subscription Offering, the price per share at which the Common Stock is sold in such Direct Community Offering or Public Offering shall be equal to the purchase price per share at which the Common Stock is sold to Persons in the Subscription Offering.  Shares sold in the Direct Community Offering or Public Offering will be subject to the same limitations as shares sold in the Subscription Offering.

D.	Stock Issuance Procedure

The Stock Holding Company Common Stock will be offered for sale in the Subscription Offering to Eligible Account Holders, Tax-Qualified Employee Plans, Supplemental Eligible Account Holders and Other Members of the Bank, prior to or within 45 days after the date of the Special Meeting of Members.  However, the Stock Holding Company and the Bank may delay commencing the Subscription Offering beyond such 45-day period in the event there exist unforeseen material adverse market or financial conditions. The Bank may, either concurrently with, at any time during, or promptly after the Subscription Offering, also offer the Stock Holding Company Common Stock to and accept subscriptions from other Persons in a Direct Community Offering or a Public Offering; provided that the Bank=s Eligible Account Holders, Tax-Qualified Employee Plans, Supplemental Eligible Account Holders and Other Members shall have the priority rights to subscribe for Stock Holding Company Common Stock set forth in this Plan.

The period for the Subscription Offering and Direct Community Offering will be not less than 20 days nor more than 45 days unless extended by the Bank.  Upon completion of the Subscription Offering and the Direct Community Offering, if any, any unsubscribed shares of Stock Holding Company Common Stock may be sold through the Underwriters to selected members of the general public in the Public Offering.  If for any reason all of the shares are not sold in the Subscription Offering, the Direct Community Offering, if any, and the Public Offering, if any, the Stock Holding Company and the Bank will use their best efforts to obtain other purchasers, subject to OTS approval.  Completion of the sale of all shares of Stock Holding Company Common Stock not sold in the Subscription Offering is required within 45 days after termination of the Subscription Offering, subject to extension of such 45-day period by the Stock Holding Company and the Bank with the approval of the OTS.  The Stock Holding Company and the Bank may jointly seek one or more extensions of such 45-day period if necessary to complete the sale of all shares of Stock Holding Company Common Stock.  In connection with such extensions, subscribers and other purchasers will be permitted to increase, decrease or rescind their subscriptions or purchase orders to the extent required by the OTS in approving the extensions.  Completion of the sale of all shares of Stock Holding Company Common Stock is required within 24 months after the date of the Special Meeting of Members.

E.	Subscription Rights

Non-transferable subscription rights to purchase shares will be issued without payment therefor to Eligible Account Holders, Tax-Qualified Employee Plans, Supplemental Eligible Account Holders and Other Members as set forth below.  No person may transfer, offer to transfer, enter into an agreement or understanding to transfer or otherwise assist in the transfer of any legal or beneficial ownership interest in the non-transferable subscription rights issued under this Plan or of the Common Stock, except in accordance with this Plan.

1.	Preference Category No. 1: Eligible Account Holders

Each Eligible Account Holder shall receive non-transferable subscription rights to subscribe for shares of Stock Holding Company Common Stock in an amount equal to the greater of $150,000, or one-tenth of one percent (0.10%) of the total offering of shares, or 15 times the product (rounded down to the next whole number) obtained by multiplying the total number of shares of common stock to be issued by a fraction of which the numerator is the amount of the Qualifying Deposit of the Eligible Account Holder and the denominator is the total amount of Qualifying Deposits of all Eligible Account Holders in the converting Bank in each case on the Eligibility Record Date.

If sufficient shares are not available, shares shall be allocated first to permit each subscribing Eligible Account Holder to purchase to the extent possible 100 shares, and thereafter among each subscribing Eligible Account Holder pro rata in the same proportion that his Qualifying Deposit bears to the total Qualifying Deposits of all subscribing Eligible Account Holders whose subscriptions remain unsatisfied.

Non-transferable subscription rights to purchase Stock Holding Company Common Stock received by Directors and Officers of the Bank and their Associates, based on their increased deposits in the Bank in the one-year period preceding the Eligibility Record Date, shall be subordinated to all other subscriptions involving the exercise of non-transferable subscription rights of Eligible Account Holders.

2.	Preference Category No. 2: Tax-Qualified Employee Plans

Each Tax-Qualified Employee Plan shall be entitled to receive non-transferable subscription rights to purchase up to 10% of the shares of Stock Holding Company Common Stock, provided that singly or in the aggregate such plans (other than that portion of such plans which is self-directed) shall not purchase more than 10% of the shares of the Stock Holding Company Common Stock.  Subscription rights received pursuant to this Category shall be subordinated to all rights received by Eligible Account Holders to purchase shares pursuant to Category No. 1; provided, however, that notwithstanding any other provision of this Plan to the contrary, the Tax-Qualified Employee Plans shall have a first priority subscription right to the extent that the total number of shares of Stock Holding Company Common Stock sold in the Stock Offering exceeds the maximum of the estimated valuation range as set forth in the subscription prospectus.

3.	Preference Category No. 3: Supplemental Eligible Account Holders

Each Supplemental Eligible Account Holder shall receive non-transferable subscription rights to subscribe for shares of Stock Holding Company Common Stock in an amount equal to the greater of $150,000, or one-tenth of one percent (0.10%) of the total offering of shares, or 15 times the product (rounded down to the next whole number) obtained by multiplying the total number of shares of common stock to be issued by a fraction of which the numerator is the amount of the Qualifying Deposit of the Supplemental Eligible Account Holder and the denominator is the total amount of Qualifying Deposits of all Supplemental Eligible Account Holders in the converting Bank in each case on the Supplemental Eligibility Record Date.

Subscription rights received pursuant to this category shall be subordinated to all subscription rights received by Eligible Account Holders and Tax-Qualified Employee Plans pursuant to Category Nos. 1 and 2 above.

Any non-transferable subscription rights to purchase shares received by an Eligible Account Holder in accordance with Category No. 1 shall reduce to the extent thereof the subscription rights to be distributed to such person pursuant to this Category.

In the event of an oversubscription for shares under the provisions of this subparagraph, the shares available shall be allocated first to permit each subscribing Supplemental Eligible Account Holder, to the extent possible, to purchase a number of shares sufficient to make his total allocation (including the number of shares, if any, allocated in accordance with Category No. 1) equal to 100 shares, and thereafter among each subscribing Supplemental Eligible Account Holder pro rata in the same proportion that his Qualifying Deposit bears to the total Qualifying Deposits of all subscribing Supplemental Eligible Account Holders whose subscriptions remain unsatisfied.

4.           Preference Category No. 4:  Other Members

Each Other Member shall receive non-transferable subscription rights to subscribe for shares of Stock Holding Company Common Stock remaining after satisfying the subscriptions provided for under Category Nos. 1 through 3 above, subject to the following conditions:

i)
Each Other Member shall be entitled to subscribe for an amount of shares equal to the greater of $150,000, or one-tenth of one percent (0.10%) of the total offering of shares of common stock in the Stock Offering, to the extent that Stock Holding Company Common Stock is available.

ii)
In the event of an oversubscription for shares under the provisions of this subparagraph, the shares available shall be allocated among the subscribing Other Members pro rata in the same proportion that his number of votes on the Voting Record Date bears to the total number of votes on the Voting Record Date of all subscribing Other Members on such date.  Such number of votes shall be determined based on the Bank's mutual charter and bylaws in effect on the date of approval by members of this Plan.

F.	Public Offering and Direct Community Offering

1.           Any shares of Stock Holding Company Common Stock not subscribed for in the Subscription Offering may be offered for sale in a Direct Community Offering.  This may involve an offering of all unsubscribed shares directly to the general public with a preference to those natural persons residing in the counties where the Bank has an office.  The Direct Community Offering, if any, shall be for a period of not less than 20 days nor more than 45 days unless extended by the Stock Holding Company and the Bank, and shall commence concurrently with, during or promptly after the Subscription Offering.  The purchase price per share to the general public in a Direct Community Offering shall be the same as the subscription price.  The Stock Holding Company and the Bank may use an investment banking firm or firms on a best efforts basis to sell the unsubscribed shares in the Direct Community Offering.  The Stock Holding Company and the Bank may pay a commission or other fee to such investment banking firm or firms as to the shares sold by such firm or firms in the Direct Community Offering and may also reimburse such firm or firms for expenses incurred in connection with the sale.  The Stock Holding Company Common Stock will be offered and sold in the Direct Community Offering, if any, in accordance with the Regulations, so as to achieve the widest distribution of the Stock Holding Company Common Stock.  No person, by himself or herself, or with an Associate or group of Persons acting in concert, may subscribe for or purchase more than $150,000 of Stock Holding Company Common Stock in the Direct Community Offering, if any.  Further, the Bank may limit total subscriptions under this Section so as to assure that the number of shares available for the Public Offering may be up to a specified percentage of the number of shares of Stock Holding Company Common Stock.  Finally, the Bank may reserve shares offered in the Direct Community Offering for sales to institutional investors.

In the event of an oversubscription for shares in the Direct Community Offering, shares may be allocated (to the extent shares remain available) first to cover orders of natural persons residing in counties in which the Bank has offices and then to cover the orders of any other person subscribing for shares in the Direct Community Offering so that each such person may receive 1,000 shares, and thereafter, on a  pro rata basis to such persons based on the amount of their respective subscriptions.

The Bank and the Stock Holding Company, in their sole discretion, may reject subscriptions, in whole or in part, received from any Person under this Section. Further, the Bank and the Stock Holding Company may, at their sole discretion, elect to forego a Direct Community Offering and instead effect a Public Offering as described below.

2.           Any shares of Stock Holding Company Common Stock not sold in the Subscription Offering or in the Direct Community Offering, if any, may then be sold through the Underwriters to selected members of the general public in the Public Offering.  It is expected that the Public Offering will commence as soon as practicable after termination of the Subscription Offering and the Direct Community Offering, if any.  The Bank and the Stock Holding Company, in their sole discretion, may reject any subscription, in whole or in part, received in the Public Offering.  The Public Offering shall be completed within 90 days after the termination of the Subscription Offering, unless such period is extended as provided herein.  No person, by himself or herself, or with an Associate or group of Persons acting in concert, may purchase more than $150,000 of Common Stock in the Public Offering, if any.

3.           If for any reason any shares remain unsold after the Subscription Offering, the Public Offering, if any, and the Direct Community Offering, if any, the Boards of Directors of the Stock Holding Company and the Bank will seek to make other arrangements for the sale of the remaining shares.  Such other arrangements will be subject to the approval of the OTS and to compliance with applicable securities laws.

G.	Additional Limitations Upon Purchases of Shares of Stock Holding Company Common Stock

The following additional limitations shall be imposed on all purchases of Stock Holding Company Common Stock in the Stock Offering:

1.           No Person, by himself or herself, or with an Associate or group of Persons acting in concert, may subscribe for or purchase in the Stock Offering a number of shares of Stock Holding Company Common Stock equal to $200,000 of the Common Stock offered in the Stock Offering.  For purposes of this paragraph, an Associate of a Person does not include a Tax-Qualified or Non-Tax Qualified Employee Plan in which the person has a substantial beneficial interest or serves as a trustee or in a similar fiduciary capacity.  Moreover, for purposes of this paragraph, shares held by one or more Tax-Qualified or Non-Tax Qualified Employee Plans attributed to a Person shall not be aggregated with shares purchased directly by or otherwise attributable to that Person.  Except as set forth in paragraph 4 of this Section G, in no event shall the aggregate amount of Common Stock purchased in the Stock Offering by any Non-Tax Qualified Employee Plan or Person, by himself or herself, nor with an Associate or group of Persons acting in concert, exceed 4.9% of the shares of Common Stock upon completion of the Stock Offering or 4.9% of the stockholders equity of the Stock Bank at the close of the Stock Offering.

2.           Directors and Officers and their Associates may not purchase in all categories in the Stock Offering an aggregate of more than 25% of the Common Stock offered in the Stock Offering.  For purposes of this paragraph, an Associate of a Person does not include any Tax-Qualified Employee Plan.  Moreover, any shares attributable to the Officers and Directors and their Associates, but held by one or more Tax-Qualified Employee Plans shall not be included in calculating the number of shares which may be purchased under the limitation in this paragraph.

3.           The minimum number of shares of Stock Holding Company Common Stock that may be purchased by any Person in the Stock Offering is 25 shares, provided sufficient shares are available.

4.           The Boards of Directors of the Stock Holding Company and the Bank may, in their sole discretion, increase the maximum purchase limitation referred to herein up to 9.99%, provided that orders for shares exceeding 5% of the shares being offered in the Stock Offering shall not exceed, in the aggregate, 10% of the shares being offered in the Stock Offering.  Requests to purchase additional shares of Stock Holding Company Common Stock under this provision will be allocated by the Boards of Directors on a pro rata basis giving priority in accordance with the priority rights set forth herein.

Depending upon market and financial conditions, the Boards of Directors of the Stock Holding Company and the Bank, with the approval of the OTS and without further approval of the Members, may increase or decrease any of the above purchase limitations.

For purposes of this Section, the Directors of the Stock Holding Company and the Bank shall not be deemed to be Associates or a group acting in concert solely as a result of their serving in such capacities.

Each Person purchasing Common Stock in the Stock Offering shall be deemed to confirm that such purchase does not conflict with the above purchase limitations.   All questions concerning whether any Persons are Associates or a group acting in concert or whether any purchase conflicts with the purchase limitations in this Plan or otherwise violates any provision of this Plan shall be determined by the Bank in its sole discretion.  Such determination shall be conclusive and binding on all Persons and the Bank may take any remedial action, including without limitation rejecting the purchase or referring the matter to the OTS for action, as in its sole discretion the Bank may deem appropriate.

H.	Restrictions and Other Characteristics of Stock Holding Company Common Stock Being Sold

Stock Holding Company Common Stock purchased by Persons other than Directors and Officers of the Stock Holding Company or the Bank will be transferable without restriction.  Shares purchased by Directors or Officers shall not be sold or otherwise disposed of for value for a period of one year from the date of the Stock Offering, except for any disposition of such shares following the death of the original purchaser or resulting from an exchange of securities in a merger or acquisition approved by the applicable regulatory authorities.  Any transfers that could result in a change of control of the Stock Bank or the Stock Holding Company or result in the ownership by any Person or group acting in concert of more than 10% of any class of the Stock Bank's or the Stock Holding Company's equity securities are subject to the prior approval of the OTS.

The certificates representing shares of Stock Holding Company Common Stock issued to Directors and Officers shall bear a legend giving appropriate notice of the one-year holding period restriction.  Appropriate instructions shall be given to the transfer agent for such stock with respect to the applicable restrictions relating to the transfer of restricted stock.  Any shares of common stock of the Stock Holding Company subsequently issued as a stock dividend, stock split, or otherwise, with respect to any such restricted stock, shall be subject to the same holding period restrictions for Stock Holding Company or Bank Directors and Officers as may be then applicable to such restricted stock.

I.	Exercise of Subscription Rights; Order Forms

1.           If the Subscription Offering occurs concurrently with the solicitation of proxies for the Special Meeting of Members, the prospectus and Order Form may be sent to each Eligible Account Holder, Tax-Qualified Employee Plan, Supplemental Eligible Account Holder and Other Member at their last known address as shown on the records of the Bank.  However, the Bank may, and if the Subscription Offering commences after the Special Meeting of Members the Bank shall, furnish a prospectus and Order Form only to Eligible Account Holders, Tax-Qualified Employee Plans, Supplemental Eligible Account Holders and Other Members who have returned to the Bank by a specified date prior to the commencement of the Subscription Offering a post card or other written communication requesting a prospectus and Order Form.  In such event, the Bank shall provide a postage-paid post card for this purpose and make appropriate disclosure in its proxy statement for the solicitation of proxies to be voted at the Special Meeting and/or letter sent in lieu of the proxy statement to those Eligible Account Holders, Tax-Qualified Employee Plans or Supplemental Eligible Account Holders who are not Members on the Voting Record Date.

2.           Each Order Form will be preceded or accompanied by a prospectus describing the Stock Holding Company and the Stock Bank and the shares of Stock Holding Company Common Stock being offered for subscription and containing all other information required by the OTS or the SEC or necessary to enable Persons to make informed investment decisions regarding the purchase of Stock Holding Company Common Stock.

3.           The Order Form (or accompanying instructions) used for the Subscription Offering will contain, among other things, the following:

i)
A clear and intelligible explanation of the subscription rights granted under the Plan to Eligible Account Holders, Tax-Qualified Employee Plans, Supplemental Eligible Account Holders and Other Members;

ii)
A specified expiration date by which the Order Form must be returned to and actually received by the Bank or its representative for purposes of exercising subscription rights, which date will be not less than 20 days after the Order Forms are mailed by the Bank;

iii)	The subscription price to be paid for each share subscribed for when the Order Form is returned;

iv)	A statement that 25 shares is the minimum number of shares of Stock Holding Company Common Stock that may be subscribed for under the Plan;

v)	A specifically designated blank space for indicating the number of shares being subscribed for;

vi)	A set of detailed instructions as to how to complete the Order Form including a statement as to the available alternative methods of payment for the shares being subscribed for;

vii)	Specifically designated blank spaces for dating and signing the Order Form;

viii)	An acknowledgement that the subscriber has received the prospectus;

ix)
A statement of the consequences of failing to properly complete and return the Order Form, including a statement that the subscription rights will expire on the expiration date specified on the Order Form unless such expiration date is extended by the Stock Holding Company and the Bank, and that the subscription rights may be exercised only by delivering the Order Form, properly completed and executed, to the Bank or its representative by the expiration date, together with required payment of the subscription price for all shares of Stock Holding Company Common Stock subscribed for;

x)
A statement that the subscription rights are non-transferable and that all shares of Stock Holding Company Common Stock subscribed for upon exercise of subscription rights must be purchased on behalf of the Person exercising the subscription rights for his own account; and

xi)	A statement that, after receipt by the Bank or its representative, a subscription may not be modified, withdrawn or canceled without the consent of the Bank.

J.	Method of Payment

Payment for all shares of Stock Holding Company Common Stock subscribed for must accompany all completed Order Forms.  Payment may be made in cash (if presented in Person), by check, money order or, if the subscriber has a Deposit Account in the Bank (including a certificate of deposit), the subscriber may authorize the Bank to charge the subscriber's account.

If a subscriber authorizes the Bank to charge his or her account, the funds will continue to earn interest, but may not be used by the subscriber until all Stock Holding Company Common Stock has been sold or the Plan is terminated, whichever is earlier.  The Bank will allow subscribers to purchase shares by withdrawing funds from certificate accounts without the assessment of early withdrawal penalties with the exception of prepaid interest in the form of promotional gifts.  In the case of early withdrawal of only a portion of such account, the certificate evidencing such account shall be canceled if the remaining balance of the account is less than the applicable minimum balance requirement, in which event the remaining balance will earn interest at the statement savings rate.  This waiver of the early withdrawal penalty is applicable only to withdrawals made in connection with the purchase of Stock Holding Company Common Stock under the Plan.  Interest will also be paid, at not less than the then-current statement savings rate, on all orders paid in cash, by check or money order, from the date payment is received until consummation of the Stock Offering.  Payments made in cash, by check or money order will be placed by the Bank in an escrow or other account established specifically for this purpose.

In the event of an unfilled amount of any subscription order, the Stock Bank will make an appropriate refund or cancel an appropriate portion of the related withdrawal authorization, after consummation of the Stock Offering.  If for any reason the Stock Offering is not consummated, purchasers will have refunded to them all payments made and all withdrawal authorizations will be canceled in the case of subscription payments authorized from accounts at the Bank.

If any Tax-Qualified Employee Plans or Non-Tax-Qualified Employee Plans subscribe for shares during the Subscription Offering, such plans will not be required to pay for the shares subscribed for at the time they subscribe, but may pay for such shares of Stock Holding Company Common Stock subscribed for upon consummation of the Stock Offering.  In the event that, after the completion of the Subscription Offering, the amount of shares to be issued is increased above the maximum of the estimated valuation range included in the prospectus, the Tax Qualified and Non-Tax Qualified Employee Plans shall be entitled to increase their subscriptions by a percentage equal to the percentage increase in the amount of shares to be issued above the maximum of the estimated valuation range provided that such subscriptions shall continue to be subject to applicable purchase limits and stock allocation procedures.

K.	Undelivered, Defective or Late Order Form; Insufficient Payment

In the event Order Forms (a) are not delivered and are returned to the Bank by the United States Postal Service or the Bank is unable to locate the addressee, (b) are not received back by the Bank or are received by the Bank after the expiration date specified thereon, (c) are defectively filled out or executed, (d) are not accompanied by the full required payment for the shares of Common Stock subscribed for (including cases in which Deposit Accounts from which withdrawals are authorized are insufficient to cover the amount of the required payment), or (e)  are not mailed pursuant to a "no mail" order placed in effect by the account holder, the subscription rights of the Person to whom such rights have been granted will lapse as though such Person failed to return the contemplated Order Form within the time period specified thereon; provided, that the Bank may, but will not be required to, waive any immaterial irregularity on any Order Form or require the submission of corrected Order Forms or the remittance of full payment for subscribed shares by such date as the Bank may specify.  The interpretation by the Bank of terms and conditions of this Plan and of the Order Forms will be final, subject to the authority of the OTS.

L.	Payment of Dividends and Repurchase of Stock

The Stock Bank shall not declare or pay a cash dividend on, or repurchase any of, its Capital Stock if the effect thereof would cause its regulatory capital to be reduced below the amount required for any required liquidation account or the federal regulatory capital requirement set forth in Section 567.2 of the Regulations.  Otherwise, the Stock Bank may declare dividends, make capital distributions or repurchase its capital stock in accordance with applicable law and the Regulations.  Subject to the approval of the OTS, the MHC may waive its right to receive dividends declared by the Stock Bank or the Stock Holding Company.

V.           Other Matters

A.	Securities Registration and Market Making

Promptly following the Stock Offering, the Stock Holding Company will register its stock with the SEC pursuant to the Exchange Act.  In connection with the registration, the Stock Holding Company will undertake not to deregister such stock, without the approval of the OTS, for a period of three years thereafter. At the close of the Stock Offering the Stock Holding Company shall use its best efforts to:

1.	encourage and assist three market markers to establish and maintain a market for the Common Stock; and

2.	list the Common Stock on a national or regional securities exchange, or on the Nasdaq System.

B.	Stock Purchases by Directors and Officers After the Offering

For a period of three years after the proposed Stock Offering, no Director or Officer of the Stock Bank or its Affiliates, or an Associate of such Person may purchase, without the prior written approval of the OTS, any Common Stock of the Stock Holding Company, except from a broker-dealer registered with the SEC, except that the foregoing shall not apply to:

1.	Negotiated transactions involving more than 1% of the outstanding stock in that class of stock; or

2.
Purchases of stock made by and held by any Tax-Qualified or Non-Tax Qualified Employee Plan of the Stock Bank or the Stock Holding Company even if such stock is attributed to Directors, Officers or their Associates.

C.	Stock Benefit Plans

The Stock Holding Company and the Stock Bank are authorized and intend to adopt stock benefit plans in connection with the Reorganization, including without limitation an ESOP.

Subsequent to the Reorganization, the Stock Holding Company and the Stock Bank are authorized and intend to adopt stock benefit plans including, without limitation, stock option plans and restricted stock plans, provided however that, with respect to any such plan, the total number of shares of common stock for which options may be granted and the total amount of common stock granted as restricted stock will not exceed the limitations set forth in the rules and regulations of the OTS, to the extent applicable.

D.	Employment and Other Severance Agreements

Following or contemporaneously with the Reorganization, the Bank and/or the Stock Holding Company may enter into employment and/or severance arrangements with one or more executive officers of the Bank and/or the Stock Holding Company.  It is anticipated that any employment contracts entered into by the Bank and/or the Stock Holding Company will be for terms not exceeding three years and that such contracts will provide for annual renewals of the term of the contracts, subject to approval by the Board of Directors. The Bank and/or the Stock Holding Company also may enter into severance arrangements with one or more executive officers which provide for the payment of severance compensation in the event of a change in control of the Stock Bank and/or the Stock Holding Company.  The terms of such employment and severance arrangements have not been determined as of this time, but will be described in any prospectus circulated in connection with the Stock Offering and will be subject to and comply with all regulations of the OTS.

E.	Expenses of Reorganization

The Bank shall use its best efforts to assure that expenses incurred by it in connection with the Reorganization shall be reasonable.

F.	Interpretation

All interpretations of this Plan and application of its provisions to particular circumstances shall be made by the Board of Directors of the Bank, and all such interpretations shall be final, subject to the authority of the OTS.

G.	Amendment or Termination of the Plan

If deemed necessary or desirable, the Plan may be substantively amended at any time prior to solicitation of proxies from Voting Members to vote on the Plan by a majority vote of the Bank's Board of Directors, and at any time thereafter by a majority vote of the Board of Directors with the concurrence of the OTS.  Any amendment to the Plan made after approval by the Voting Members, with the approval of the OTS, shall not necessitate further approval by the Members unless otherwise required by the OTS.  The Plan may be terminated by a majority vote of the Bank's Board of Directors at any time prior to the Special Meeting of Members to vote on the Plan, and at any time thereafter by a majority vote of the Board of Directors with the concurrence of the OTS.  The Plan shall terminate automatically if the Reorganization is not completed within 24 months of the date Voting Members approve the Plan at the Special Meeting of Members, which time period may not be extended by the Bank's Board of Directors.

      By approving the Plan at the Special Meeting of Members, the Members of the Bank authorize the Board of Directors to amend or terminate the Plan under the circumstances set forth in this Section.

H.	Attachments

The following attachments are considered a part of this Plan and are incorporated herein by reference:

Attachment	Document

Exhibit A-1	Charter Stock Bank

Exhibit A-2	Bylaws of Stock Bank

Exhibit B-1	Charter of the Stock Holding Company

Exhibit B-2	Bylaws of the Stock Holding Company

Exhibit C-1	Charter of the MHC

Exhibit C-2	Bylaws of the MHC